EXHIBIT 21.1

Macquarie CNL Global Income Trust, Inc.

Subsidiaries of the Registrant

1.)	Macquarie CNL Income GP, LLC, a Delaware limited liability company

2.)	Macquarie CNL Income, LP, a Delaware limited partnership